UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 2023

AMERICAN FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-13653	31-1544320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 East Fourth Street, Cincinnati, OH	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (513) 579-2121
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                 ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AFG	New York Stock Exchange
5.875% Subordinated Debentures due March 30, 2059	AFGB	New York Stock Exchange
5.125% Subordinated Debentures due December 15, 2059	AFGC	New York Stock Exchange
5.625% Subordinated Debentures due June 1, 2060	AFGD	New York Stock Exchange
4.5% Subordinated Debentures due September 15, 2060	AFGE	New York Stock Exchange

Item 1.01	Entry into a Material Definitive Agreement.

On June 27, 2023, American Financial Group, Inc. (the “Company”) entered into an amended and restated credit agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, and several lenders, that replaces in its entirety the revolving credit facility provided for under the Company’s Credit Agreement dated December 14, 2020 (“Former Credit Agreement”).

The Credit Agreement provides for an unsecured five-year $450 million revolving credit facility and includes an “accordion” feature that allows the Company, under certain circumstances, to increase the size of the credit facility up to $700 million.  The lenders under the Credit Agreement have not committed to such increase.

Loans under the Credit Agreement bear interest at variable interest rates. Interest rates applicable to such loans are determined according to, at the Company’s election, SOFR plus a credit spread adjustment equal to 0.10% plus an applicable margin ranging from 1.000% to 1.750% or a base rate plus an applicable margin ranging from 0.000% to 0.750%, in each case, with such applicable margin determined on the basis of the Company’s credit rating in effect from time to time.

The Credit Agreement matures in five years and contains customary covenants, including financial covenants regarding consolidated net worth and the ratio of consolidated total financing debt to total capitalization, and customary events of default, subject to materiality thresholds and grace periods.

This description of the Credit Agreement is qualified in its entirety by the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

As provided in Item 1.01 above, contemporaneously with entering into the Credit Agreement, the Former Credit Agreement was terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

 The information set forth above in Item 1.01 is incorporated by reference in this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)          On June 27, 2023, the Company announced the promotion of John B. Berding to President of the Company, effective immediately.  Mr. Berding will continue to serve as President of American Money Management Corporation, the Company subsidiary providing investment management services to the Company, and on the Board of Directors of the Company.

Mr. Berding’s prior business experience is described on page nine of the Company’s 2023 Proxy Statement, as filed with the Securities and Exchange Commission on April 3, 2023, and is incorporated by reference into this Item 5.02. In connection with his promotion, the Company made a one-time restricted stock award to Mr. Berding equal to $2 million, which will cliff-vest after four years, pursuant to the terms of the Company’s 2015 Stock Incentive Plan, and will be eligible to receive perquisites at a level commensurate with his new position. Additional information with respect to Mr. Berding’s compensatory arrangements is also set forth in the Company’s 2023 Proxy Statement and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Berding and any other person pursuant to which he was elected as an officer of the Company, and there are no family relationships between Mr. Berding and any of the Company’s other directors or executive officers. There are no transactions in which Mr. Berding has a direct or indirect interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Berding’s promotion is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Credit Agreement entered into among American Financial Group, Inc., the Bank of America, N.A., as Administrative Agent, and several lenders.
99.1	Press Release dated June 27, 2023.
104	Cover page Interactive Date File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN FINANCIAL GROUP, INC.

Date: June 27, 2023	By:	/s/ Joseph C. Alter
Joseph C. Alter
Assistant Vice President and
Deputy General Counsel